Exhibit 99.1

Vapotherm Reports Third Quarter 2023 Financial Results

EXETER, N.H., November 8, 2023 /PRNewswire/ -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), today announced third quarter 2023 financial results and related highlights.

Third Quarter 2023 Financial Results and Related Highlights

•
Net revenue for the third quarter of 2023 was $15.2 million, an increase of 12.0% as compared to the third quarter of 2022
o
Non-GAAP net revenue excluding the Vapotherm Access call center business, which the Company exited in the fourth quarter of 2022, increased by 17.6% as compared to the third quarter of 2022
o
Disposables revenue increased by 18.0% as compared to the third quarter of 2022
o
Capital revenue increased by 24.7% as compared to the third quarter of 2022 due to strong HVT 2.0 sales
•
Gross margin in the third quarter of 2023 was 39.6%
•
For the third quarter of 2023, GAAP operating expenses were $16.3 million and non-GAAP cash operating expenses were $12.3 million. Both decreased compared to the prior year period and second quarter of 2023 as a result of the Company’s Path to Profitability initiatives:
o
GAAP operating expenses decreased by $0.7 million from the second quarter of 2023 and by $8.5 million from the third quarter of 2022
o
Non-GAAP cash operating expenses decreased by $1.9 million from the second quarter of 2023 and by $7.2 million from the third quarter of 2022
•
The Company’s unrestricted cash and cash equivalents was $14.4 million at the end of the third quarter of 2023, a decrease of $3.6 million from the Company’s unrestricted cash and cash equivalents balance of $18.0 million at the end of the second quarter of 2023
o
This decrease compares to a decrease of $7.7 million in the Company’s unrestricted cash and cash equivalents in the second quarter of 2023
•
The Company met its 2023 one-time minimum net revenue covenant requirement of $25 million for the six month period ended September 30, 2023. The Company recorded net revenue of $31.2 million for this measurement period
o
The Company’s next minimum net revenue covenant test will begin in 2024 with the minimum net revenue level set at a discount to the Company’s 2024 Annual Operating Plan
o
The Company remains in compliance with its minimum unrestricted cash and cash equivalents covenant of $5.0 million
•
The HYPERACT clinical trial has been accepted for initial presentation at the Society for Critical Care Medicine Congress in January 2024. The trial was designed to compare the ability of the Company’s HVNI technology to treat acute hypercapnic respiratory failure in the Emergency Department compared to bi-level positive airway pressure, a form of non-invasive ventilation delivered via a form-fitting face mask. The trial focused on moderate to severe COPD patients with carbon dioxide levels above 60 and pH levels below 7.35. While bi-level pressure systems are the current standard of care, many patients cannot tolerate the discomfort and complications associated with the masks required for those systems. The primary endpoint of the trial was non-inferiority of HVNI with additional measurements of associated laboratory values, ease of use, and patient comfort. There were no adverse events.

“We are pleased to deliver Non-GAAP net revenue growth in the upper teens despite the significant reductions we have made in operating expenses over the past 6 quarters,” said Joseph Army, President and CEO. “In addition, we have made significant progress in reducing our cash burn as we move towards profitability and are excited to share the results of the HYPERACT clinical trial with the medical community.”

Results for the Three Months Ended September 30, 2023

The following table reflects the Company’s net revenue for the three months ended September 30, 2023 and 2022:

	Three Months Ended September 30,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$2,486	16.4%	$1,993	14.7%	$493	24.7%
Disposables	11,170	73.6%	9,463	69.9%	1,707	18.0%
Service and other (1)	1,511	10.0%	2,089	15.4%	(578)	(27.7)%
Total net revenue	$15,167	100.0%	$13,545	100.0%	$1,622	12.0%
(1)
Includes $653,000 in revenue from Vapotherm Access in the third quarter of 2022

Net revenue for the third quarter of 2023 was $15.2 million and increased 12.0% over the third quarter of 2022 due to an increase in capital and disposables demand especially in the International markets. Excluding revenue from Vapotherm Access, which the Company exited in the fourth quarter of 2022, non-GAAP net revenue increased by 17.6% as compared to the third quarter of 2022.

Revenue information by geography is summarized as follows:

	Three Months Ended September 30,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States (1)	$11,231	74.0%	$11,063	81.7%	$168	1.5%
International	3,936	26.0%	2,482	18.3%	1,454	58.6%
Total net revenue	$15,167	100.0%	$13,545	100.0%	$1,622	12.0%
(1)
Includes $653,000 in revenue from Vapotherm Access in the third quarter of 2022

Gross profit and gross margin for the third quarter of 2023 was $6.0 million and 39.6%, respectively, as compared to gross profit of $1.9 million and gross margin of 13.8% for the third quarter of 2022. The increases in gross profit and gross margin were primarily due to inventory reserves and write-offs recorded in the third quarter of 2022 that did not recur in the current year period and year over year revenue growth. In the third quarter of 2023, gross margin decreased by 320 basis points versus gross margin of 42.8% in the second quarter of 2023. Significantly increasing capacity at the Company’s Mexico facility in advance of the RSV and flu seasons in the Northern Hemisphere resulted in inefficiencies that the Company did not experience in the second quarter of 2023.

Total operating expenses were $16.3 million in the third quarter of 2023, a decrease of $8.5 million as compared to the third quarter of 2022. Non-GAAP cash operating expenses, excluding impairment charges, gain (loss) on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, termination benefits, gain from deconsolidation, and change in fair value of contingent consideration were $12.3 million in the third quarter of 2023 compared to $19.5 million in the third quarter of 2022 and $14.2 million in the second quarter of 2023. The decreases in operating expenses and non-GAAP cash operating expenses were primarily due to the Company’s Path-to-Profitability initiatives.

Net loss for the third quarter of 2023 was $15.1 million, or $2.38 per share, compared to $26.2 million, or $7.85 per share, in the third quarter of 2022. Net loss per share was based on 6,361,098 and 3,337,072 weighted average shares outstanding for the third quarter of 2023 and 2022, respectively.

Adjusted EBITDA was negative $6.1 million for the third quarter of 2023 as compared to negative $17.7 million for the third quarter of 2022. The improvement in Adjusted EBITDA was primarily due to the Company’s Path-to-Profitability initiatives.

Cash Position

Unrestricted cash and cash equivalents were $14.4 million as of September 30, 2023 compared to $18.0 million as of June 30, 2023.

Fiscal 2023 Outlook

The Company now expects full year revenue to be between $69 million and $71 million, a decrease from the Company’s previous fiscal outlook of $70 million to $73 million. The Company now expects full year gross margins of 41% to 43%, a decrease from the Company’s previous fiscal outlook of 43% to 45%. The Company now expects full year operating expenses of $68 million to $70 million, a decrease from the Company’s previous fiscal outlook of $70 million to $72 million. Fiscal 2023, non-GAAP cash operating expenses excluding additional items as detailed below, are now expected to be in the range of $54 million to $56 million, a decrease from the Company’s previous fiscal outlook of $55 million to $57 million. The Company continues to expect that it will exit 2023 with unrestricted cash and cash equivalents of $10 million to $15 million. While the Company expects disposables revenue to account for 75% of its total revenue over the long-term, the Company anticipates that the contribution of disposables revenue as a percentage of total revenue may be slightly lower than this in 2023 given the positive market receptivity to HVT 2.0.

Conference Call Information

Management will host a conference call at 4:30 p.m. Eastern Time on November 8, 2023 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial +1 (888) 390-0546 for North American callers approximately ten minutes prior to the start time and reference conference code 32204171. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through November 15, 2023 by dialing +1 (888) 390-0541 in North America. The replay access code is 204171.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http:// investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including non-GAAP net revenue excluding Vapotherm Access, EBITDA, Adjusted EBITDA, non-GAAP operating expenses excluding impairment of goodwill, impairment of long-lived and intangible assets and gain (loss) on disposal of property and equipment, and non-GAAP cash operating expenses excluding additional items, including stock-based compensation expense, depreciation and amortization, termination benefits, gain from deconsolidation, and change in fair value of contingent consideration, which differ from operating expenses calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP net revenue excluding Vapotherm Access represents net revenue less net revenue of Vapotherm Access, which the Company exited in the fourth quarter of 2022. EBITDA represents net loss less interest expense, net, income tax provision or benefit, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as further adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, stock-based compensation expense, impairment of goodwill, impairment of long-lived and intangible assets, gain from deconsolidation, and gain on disposal of property and equipment. Since these adjustments to the GAAP measures are highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period, Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2023 financial guidance regarding non-GAAP cash operating expenses. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these non-GAAP financial measures, as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in the Adjusted EBITDA presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definitions of Adjusted EBITDA and non-GAAP operating expenses excluding impairment of long-lived and intangible assets and loss on disposal of property and equipment and non-GAAP cash operating expenses excluding the additional items detailed below, are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 4.1 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive respiratory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected net revenue, including revenue breakdown, gross margin, operating expenses, non-GAAP cash operating expenses and unrestricted cash and cash equivalents balance as of the end of 2023. In some cases, you can identify forward-looking statements by terms such as “expect,” “continue,” “plan,” “intend,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2023 financial guidance including anticipated unrestricted cash and cash equivalents as of the end of 2023; risks associated with its manufacturing operations in Mexico; Vapotherm’s ability to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s ability to comply with its financial covenants, execute on its path-to-profitability initiative, convert excess inventory into cash and fund its business through 2023; Vapotherm’s dependence on sales generated from its High Velocity Therapy systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for High Velocity Therapy systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of COVID on its business, including its supply chain, risks associated with the reverse stock split, Vapotherm’s ability to regain compliance with the continued listing standards of the NYSE, market conditions and the impact of the reverse stock split on the trading price of Vapotherm’s common stock, a possible delisting of Vapotherm’s common stock and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 23, 2023, and in its subsequent filings with the SEC, including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$14,418	$15,738
Accounts receivable, net of expected credit losses of $162 and $227, respectively	7,441	9,102
Inventories, net	23,093	32,980
Prepaid expenses and other current assets	4,202	2,081
Total current assets	49,154	59,901
Property and equipment, net	23,908	26,636
Operating lease right-of-use assets	3,556	5,805
Restricted cash	1,109	1,109
Goodwill	541	536
Deferred income tax assets	124	96
Other long-term assets	2,212	2,112
Total assets	$80,604	$96,195
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,951	$2,739
Contract liabilities	1,242	1,216
Accrued expenses and other current liabilities	11,996	15,609
Total current liabilities	16,189	19,564
Long-term loans payable, net	104,425	96,994
Other long-term liabilities	7,486	7,827
Total liabilities	128,100	124,385
Commitments and contingencies
Stockholders’ deficit
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2023 and December 31, 2022	-	-
Common stock ($0.001 par value) 21,875,000 shares authorized as of September 30, 2023 and December 31, 2022, 6,137,973 and 3,564,505 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively (1)	6	4
Additional paid-in capital	490,697	461,965
Accumulated other comprehensive loss	(189)	(157)
Accumulated deficit	(538,010)	(490,002)
Total stockholders’ deficit	(47,496)	(28,190)
Total liabilities and stockholders’ deficit	$80,604	$96,195

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net revenue	$15,167	$13,545	$48,935	$48,138
Cost of revenue	9,154	11,682	29,850	36,018
Gross profit	6,013	1,863	19,085	12,120
Operating expenses
Research and development	3,132	4,382	10,842	16,241
Sales and marketing	7,967	11,460	25,835	36,615
General and administrative	4,430	6,477	15,219	20,754
Impairment of goodwill	-	-	-	14,701
Impairment of right-of-use assets	755	2,139	1,187	6,175
Loss (gain) on disposal of property and equipment	-	321	53	321
Total operating expenses	16,284	24,779	53,136	94,807
Loss from operations	(10,271)	(22,916)	(34,051)	(82,687)
Other (expense) income
Interest expense	(4,828)	(3,276)	(13,801)	(7,872)
Interest income	16	56	70	113
Foreign currency loss	(29)	(73)	(174)	(188)
Loss on extinguishment of debt	-	-	-	(1,114)
Net loss before income taxes	$(15,112)	$(26,209)	$(47,956)	$(91,748)
Provision (benefit) for income taxes	18	(8)	52	74
Net loss	$(15,130)	$(26,201)	$(48,008)	$(91,822)
Other comprehensive loss:
Foreign currency translation adjustments	(145)	(172)	(32)	(412)
Total other comprehensive loss	(145)	(172)	(32)	(412)
Total comprehensive loss	$(15,275)	$(26,373)	$(48,040)	$(92,234)
Net loss per share basic and diluted	$(2.38)	$(7.85)	$(8.10)	$(27.69)
Weighted-average number of shares used in calculating net loss per share, basic and diluted (1)	6,361,098	3,337,072	5,926,506	3,316,471

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(48,008)	$(91,822)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	7,603	7,625
Depreciation and amortization	3,687	4,006
Provision for credit losses	(16)	346
Provision for inventory valuation	760	2,655
Non-cash lease expense	1,107	1,670
Change in fair value of contingent consideration	-	(3,351)
Impairment of goodwill	-	14,701
Impairment of long-lived and intangible assets	1,187	6,175
Loss on disposal of property and equipment	53	321
Placed units reserve	588	225
Interest paid in-kind	6,992	-
Amortization of discount on debt	552	502
Deferred income taxes	52	74
Loss on extinguishment of debt	-	1,114
Changes in operating assets and liabilities:
Accounts receivable	1,684	2,338
Inventories	9,182	(2,651)
Prepaid expenses and other assets	(2,108)	(1,902)
Accounts payable	243	(4,295)
Contract liabilities	26	(562)
Accrued expenses and other current liabilities	(2,047)	(4,853)
Operating lease liabilities, current and long-term	(1,884)	(1,581)
Net cash used in operating activities	(20,347)	(69,265)
Cash flows from investing activities
Purchases of property and equipment	(1,962)	(8,266)
Net cash used in investing activities	(1,962)	(8,266)
Cash flows from financing activities
Proceeds from issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net of issuance costs	20,943	-
Proceeds from loans, net of discount	-	99,094
Repayment of loans	-	(40,000)
Payments of debt extinguishment costs	-	(817)
Payment of debt issuance costs	-	(1,567)
Repayments on revolving loan facility	-	(6,608)
Payment of contingent consideration	-	(135)
Proceeds from exercise of stock options	-	65
Proceeds from exercise of warrants	3	-
Proceeds from issuance of common stock under Employee Stock Purchase Plan	77	135
Net cash provided by financing activities	21,023	50,167
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(34)	(142)
Net decrease in cash, cash equivalents and restricted cash	(1,320)	(27,506)
Cash, cash equivalents and restricted cash
Beginning of period	16,847	57,324
End of period	$15,527	$29,818
Supplemental disclosures of cash flow information
Interest paid during the period	$4,268	$6,023
Property and equipment purchases in accounts payable and accrued expenses	$512	$617
Issuance of common stock to satisfy contingent consideration	$-	$5,630
Issuance of common stock warrants in conjunction with long term debt	$111	$1,196
Issuance of common stock upon settlement of restricted stock units	$-	$15

Non-GAAP Financial Measures

The following table contains a reconciliation of GAAP net revenue to Non-GAAP net revenue excluding Vapotherm Access for the three months ended September 30, 2023 and 2022, respectively, and the growth of such GAAP net revenue and Non-GAAP net revenue excluding Vapotherm Access over the prior year period.

	Three Months Ended September 30,		Change
	2023	2022	$	%
(Unaudited)	(in thousands, except percentages)
GAAP net revenue	$15,167	$13,545	$1,622	12.0%
Vapotherm Access net revenue	-	(653)	653	(100.0)%
Non-GAAP net revenue excluding Vapotherm Access	$15,167	$12,892	$2,275	17.6%

The following table contains a reconciliation of net loss to Adjusted EBITDA for the three months ended September 30, 2023 and 2022, respectively.

	Three Months Ended September 30,
	2023	2022
(Unaudited)	(in thousands)
Net loss	$(15,130)	$(26,201)
Interest expense, net	4,812	3,220
Provision (benefit) for income taxes	18	(8)
Depreciation and amortization	1,242	1,267
EBITDA	$(9,058)	$(21,722)
Stock-based compensation	2,198	1,681
Impairment of long-lived and intangible assets	755	2,139
Foreign currency	29	73
Gain on disposal of property and equipment	-	321
Change in fair value of contingent consideration	-	(238)
Adjusted EBITDA	$(6,076)	$(17,746)

The following table contains a reconciliation of operating expenses to Non-GAAP operating expenses and Non-GAAP cash operating expenses for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
(Unaudited)	(in thousands)
GAAP operating expenses	$16,284	$17,016	$24,779
Impairment of goodwill	-	-	-
Impairment of long-lived and intangible assets	(755)	-	(2,139)
Gain (loss) on disposal of property and equipment	-	2	(321)
Non-GAAP operating expenses	15,529	17,018	22,319
Stock-based compensation	(2,161)	(2,534)	(1,488)
Termination benefits	(754)	-	(1,186)
Depreciation and amortization	(312)	(293)	(395)
Gain from deconsolidation	-	5	-
Change in fair value of contingent consideration	-	-	238
Non-GAAP cash operating expenses	$12,302	$14,196	$19,488

Supplemental Operating Metrics

	September 30,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units installed base
United States	24,548	23,998	550	2.3%
International	12,889	12,328	561	4.6%
Total	37,437	36,326	1,111	3.1%

	Three Months Ended September 30,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	147	123	24	19.5%
International	128	51	77	151.0%
Total	275	174	101	58.0%

Disposable patient circuits sold
United States	70,420	71,818	(1,398)	(1.9)%
International	33,501	20,854	12,647	60.6%
Total	103,921	92,672	11,249	12.1%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

John Landry, SVP & CFO, ir@vtherm.com, +1 (603) 658-0011